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Filed Pursuant to Rule 433
Registration No. 333-140797
June 25, 2007

Final Term Sheet

Issuer:	Suncor Energy Inc.
Size:	U.S.$750,000,000
Maturity:	June 15, 2038
Coupon:	6.500%
Price:	99.160% of face amount
Yield to maturity:	6.564%
Spread to Benchmark Treasury:	+135 bps
Benchmark Treasury:	4.500% due 02/15/2036
Benchmark Treasury Price and Yield:	89-14 / 5.214%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2007
Redemption Provisions:	Make-whole
Make-whole call:	At any time at a discount rate of Treasury plus 25 basis points
Settlement:	T+3; June 28, 2007
CUSIP:	867229AE6
Ratings:	Moody's: A3 (stable outlook) S&P: A- (stable outlook)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, BNP Paribas Securities Corp. at 1-800-854-5674 or Deutsche Bank Securities Inc. at 1-800-503-4611.

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Final Term Sheet